EXHIBIT 10.1

2 March 2009

Dudley Mendenhall

P.O. Box 1806

Rancho Santa Fe, CA 92067

Offer of Employment

Dear Dudley,

I am pleased to confirm my offer to you as Chief Financial Officer with Solera Holdings, Inc. Based in our San Diego corporate headquarters, you will report directly to me as Chief Executive Officer. This offer letter will be converted to an executive employment agreement, subject to the approval of the compensation committee of the board of directors. It will be modeled after my own agreement, which is currently being updated.

The terms of my offer and the benefits currently provided by the company are as follows:

1. Total Compensation. Your starting salary will be $14,423 per bi-weekly pay period (the equivalent of $375,000 per year). You will also be eligible to participate in the Solera Incentive Plan where you will have the opportunity to earn up to 75% of your annual base salary at target for the successful completion of key financial and personal objectives. These objectives will be defined within the first 45 days of employment. Your incentive for FY09 will be pro-rated for the last three months of the fiscal year.

You will have the opportunity to earn an additional bonus of $55,000 at the end of this fiscal year. As discussed, this will be a discretionary bonus to ensure you have no shortfalls from your previous bonus plan.

In addition you will be nominated for an initial equity grant with a value of $1.5M. The actual number of shares will be determined by the stock price on your date of hire and be made up of 50% non-qualified options and 50% restricted stock units. If approved by the Compensation Committee of the Board, and assuming you start by the end of March, this grant will be effective on 1 April 2009. The strike price will be the closing price on 1 April.

2. Benefits. You will be eligible to participate in the Company’s healthcare benefits, life insurance, 401(k) plan and other benefits programs, subject to the terms of the plans. Your health insurance coverage will begin on the first day of the month following your date of hire.

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You will also be eligible for executive perquisites as approved by the compensation committee of the board subject to the approval of the CEO. These include supplemental life insurance of three times your annual salary, long term disability of 2/3 your monthly salary, financial planning assistance, executive physical, health club subsidy, company car and participation in a non-qualified deferred compensation plan. You will also be allowed to fly first class for all business flights. You will be eligible for this perk immediately upon employment. I will add this to the executive perquisites for the compensation committee to approve at their next meeting.

You will receive the company car benefit immediately upon employment. This perk is a net amount of $1,000 per month. You can take the company car or a car allowance at your discretion.

4. Confidentiality. As an employee of Solera, you will have access to certain confidential and proprietary information. You may, during the course of your employment, develop certain information or inventions. All such information or inventions will be the property of the Company. You will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.

We wish to impress upon you that we neither encourage, nor tolerate you bringing and/or using any confidential or proprietary material obtained in the course of your employment prior to Solera. In addition, we encourage you to respect and to not violate any other obligations you may have to any former employer.

5. Non-Competition. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Solera. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

6. No Prior Restrictions. You represent that (i) your signing of this offer letter, the Company’s Employee Invention Assignment and Confidentiality Agreement, and any other documents concerning your employment with the Company, and (ii) your commencement of employment with the Company, will not violate any agreement currently in place between you and current or past employers.

7. At Will Employment. While we look forward to a long and mutually profitable relationship, should you decide to accept our offer, you will be an at will employee of the Company, which means the employment relationship can be terminated by either of us

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for any reason, at any time, with or without notice and with or without cause. Any statements or representations to the contrary (and any contradictory statements in this letter) are not effective. This offer is conditioned upon the successful completion of the reference and background checks and drug testing described in Section 11 below, and can be revoked if the checks and testing are not successful.

8. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office.

9. Arbitration. You and the Company agree to submit to mandatory and exclusive binding arbitration for any controversy or claim arising out of, or relating to, this Agreement or any breach hereof or your employment relationship, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be conducted through the American Arbitration Association in the State of California, before a single arbitrator, in accordance with the AAA employment dispute rules then in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

10. Modifications. The Company reserves the right to change or otherwise modify, in its sole discretion, any of the terms of employment set forth herein.

11. Background Check & Drug Test. This offer is contingent upon a successful employment verification of criminal, education, and employment background, and a successful urinalysis drug test. Please note the attached forms for drug testing must be filled out and brought with you to the drug testing facility. These results are confidential and, with certain exceptions, shall be used solely for the purpose of determining your eligibility for employment at Solera Inc. You will be required to establish your identity at the time of the test, preferably by photographic identification. Listed below is the name and location of the drug testing facility. LabCorp only accepts walk-ins so no appointment is needed. Drug tests must be administered within three (3) days of your date of hire. Failure to take this test within three calendar days of your employment may result in Solera Inc. rescinding this conditional offer of employment to you. This offer can be rescinded based upon data received in the verification.

Location: LabCorp

Address: 15721 F Bernardo Heights Pkwy

Address: San Diego, CA 92128

Phone: 858-674-0903

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12. Acceptance. Your anticipated start date is 30 March 2009. I would appreciate your prompt reply by signing this letter in the space indicated and returning it to Doug Linn at his confidential fax +1 (858) 408-2479. Should you have any questions, please feel free to contact me directly at +1 (858) 724-1610 or Doug at +1 (858) 946-1825.

I’m looking forward to great things from you, Dudley and am excited about the prospects of working together!

Sincerely,

Tony Aquila

Chief Executive Officer,

Founder and Chairman of the Board

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above.

/s/ Dudley Mendenhall	March 9, 2009
Name	Date Signed

March 30, 2009
Start Date

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